COMPASS, INC.
EXECUTIVE BONUS PLAN
(amended and restated as of November 2, 2023)
1.Effective Date; Objective. This Executive Bonus Plan (“Plan”) shall be effective as of March 1, 2022 (the “Effective Date”) and is effective for calendar year 2022 and each year thereafter (each, an “Eligibility Period”), unless otherwise amended or terminated by Compass, Inc. (“Compass”) in accordance with the Plan. The Plan supersedes all prior bonus plans, and all such bonus plans shall have no force and effect following the Effective Date. The objective of the Plan is to financially incentivize and reward employees based upon Compass’s performance and for their individual contributions to the success of Compass.
2.Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Plan Administrator” or the “Administrators”), which shall have the discretionary authority to interpret and administer the Plan, including all terms defined herein, and to adopt rules and regulations to implement the Plan, as it deems necessary. Notwithstanding the foregoing, the approval of the Plan Administrator shall be required for the approval of the Plan itself and any material amendments to the Plan and approval of the aggregate payout under the Plan. All of the foregoing may also be approved by the Board of Directors. The decisions of the Administrators are final and binding and shall be given the maximum deference permitted by law.
3.Eligible Executives. Participation in the Plan is limited to: (a) executives employed within salary band level M10 or above; (b) who are employed on or before the start of the applicable Eligibility Period; and (c) who are not covered by any other bonus, commission, or incentive plan (“Eligible Executives”); provided however that with Plan Administrator prior approval, selected employees employed within salary band level M9 may be included as Eligible Executives. Participation in the Plan for each Eligible Executive is effective on January 1 of the
Eligibility Period or the day the Eligible Executive becomes employed within salary band level M10 or higher during any Eligibility Period. An Eligible Executive may be considered ineligible for the Plan at any time and for any reason at the Administrators’ discretion regardless of whether he or she remains an employee of Compass. This Plan is intended to compensate individuals for performance as well as encourage employee retention through and until the date the bonus is paid; retention is therefore a key component of Plan eligibility. This Plan excludes employees who are not expressly classified by Compass as “regular,” including but not limited to temporary employees.
4.Changes in Plan. Compass reserves the right, in its sole discretion, to modify or terminate the Plan in total or in part, at any time. Any such change must be in writing and approved by the

Plan Administrator. However, no modification or termination shall apply retroactively as to cause a forfeiture of an earned Bonus.
5.Interpretation of Plan. In the event of a question or dispute involving the interpretation or administration of the Plan, the Plan Administrator will interpret and administer the Plan. The decision of the Plan Administrator shall be made based upon its sole discretion and shall be final and binding. All inquiries should be in writing to the Chief Human Resources Officer, who will forward the inquiry to the Plan Administrator for consideration and decision within 30 business days.
6.Entire Agreement. This Plan is the entire plan between Compass and Eligible Executives and supersedes all prior compensation or incentive plans or any written or verbal representations regarding the subject matter of this Plan.
7.Bonus Pool. Each Eligibility Period, the Plan Administrator, in its sole discretion, will establish a Bonus Pool, which may be established before, during or after the applicable
Eligibility Period. Actual awards will be paid from the Bonus Pool.
8.Discretion to Determine Criteria. The Plan Administrator will, in its sole discretion, determine the performance goals applicable to any award. The goals may be on the basis of any such factors the Plan Administrator determines relevant, and may be on an individual, divisional, business unit or company-wide basis. Performance goals may be measured over the period of time determined by the Plan Administrator in its sole discretion. An Eligibility Period may be divided into one or more shorter periods if, for example, but not by way of limitation, the Plan Administrator desires to measure all or some performance criteria over 12 months and other criteria (if any) over fewer months. The performance goals may differ from Eligible Executive to Eligible Executive and from award to award. Failure to meet the goals will result in a failure to earn the award, except as provided herein. The performance goals may be based on GAAP or non-GAAP results as determined in the sole discretion of the Plan Administrator and any actual results may be adjusted by the Plan Administrator for one-time items, unbudgeted or unexpected items, acquisition-related activities or changes in applicable accounting rules when determining whether the performance goals have been met. It is within the sole discretion of the Plan Administrator to make or not make any such equitable adjustments.
9.Eligible Earnings. Eligible Earnings are defined as base salary, prorated for hire date, base salary rate changes, bonus target percent changes and leaves of absence (proration based on 365 days in the year) that occur in the Eligibility Period. Eligible earnings exclude Compass payments that are in addition to base salary including but not limited to payments for moving or relocation allowances, or other bonuses or commissions. Changes to base salary throughout the calendar year will be reflected in final wages used to calculate the bonus.

10.Bonus Target. The “Bonus Target” is the percentage of Eligible Earnings to be paid out at 100% performance achievement, determined by each Eligible Executive’s position and communicated at the time of hire or as amended in writing. The bonus may be weighted based on Individual Performance (to be defined in any arrangements established under this Plan) to measurable objectives and Compass Performance (to be defined in any arrangements established under this Plan). The bonus can provide for payout above target for performance in excess of the Individual Performance factors and/or Compass Performance factors.
The Plan Administrator reserves the right, in its sole discretion, to reduce or eliminate the amount of a bonus payment otherwise payable to an Eligible Executive. In addition, the Plan Administrator reserves the right, in its sole discretion, to increase the amount of an incentive payment otherwise payable to an Eligible Executive with respect to any period.
11.Bonus Vesting and Payments. Bonuses are earned on the date of payment and not sooner, either in whole or in part, subject to continued employment as of such date. Bonuses will be paid in cash. Bonuses will be paid as soon as practicable after Compass announces its financial results for the fiscal year, which generally occurs in the first quarter of the succeeding year. Bonuses, if any, will be paid before March 15 of such succeeding calendar year. All bonus payments will be made net of applicable withholding taxes.
12.Transfers. Employees who participate in the Plan and who transfer to a new position not covered by this Plan and instead covered by another bonus, sales or incentive plan may be considered for a Bonus calculated on a pro-rata basis for the applicable period. The Administrators will coordinate and administer this Plan with the other bonus, sales, or incentive plan and his/her/its determinations shall be final and binding.
13.Inactive Employees. Employees on leave of absence or extended vacation will be considered for a prorated Bonus for both Compass Performance and Individual Performance (based upon their level of performance and contribution while actively employed during the plan year). The proration will be calculated based on the percentage of the year worked. The Administrators will determine the appropriate proration and his/her determinations shall be final and binding.
14.Termination of Employment Before Date of Payment. Subject to a different decision by the Plan Administrator, which it may make in its sole discretion, an Eligible Executive who terminates employment before the date the bonus is earned, whether termination is voluntary or involuntary, shall earn no Bonus.
15.All Bonuses Subject to Company Clawback or Recoupment. Notwithstanding any other provision of this Plan to the contrary, all bonuses provided for herein are subject to recovery by the Company pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, as amended from time to time, including any such policy adopted in response to the requirements of Section 10D of the Exchange Act, the SECs final rules thereunder, and any applicable listing rules or other rules and regulations implementing the foregoing or as otherwise required by law.
16.Employment at Will. The employment of all Eligible Executives at Compass is for an indefinite period of time and is terminable at will, at any time by either party, with or without cause being shown or advance notice by either party. This Plan shall not be construed to create a contract of employment for a specified period of time between Compass and any
Eligible Executive, or to change the at-will employment status of any Eligible Executive.
17.General Provisions. Bonus payments represent unfunded and unsecured obligations of Compass and a holder of any right hereunder in respect of any incentive payment shall have no rights other than those of a general unsecured creditor to Compass. No Eligible Executive will have the right to alienate, pledge or encumber his or her interest in this Plan, and such interest will not (to the extent permitted by law) be subject in any way to the claims of the Eligible Executive’s creditors or to attachment, execution or other process of law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any bonus payment shall be determined in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws thereof) and applicable Federal law. No incentive payment made under the Plan is intended to be deferred compensation under Section 409A of the Code and will be interpreted accordingly. The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and will be construed and administered in accordance with such intention. Eligible Executives must stay in material compliance with all Compass policies which are applicable to them in order to remain eligible for payments under this Plan. The determination of an otherwise Eligible Executive’s compliance with Compass policies will be made by the Plan Administrator in its reasonable discretion.
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